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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

FSI INTERNATIONAL, INC. ANNOUNCES $30 MILLION PRIVATE PLACEMENT

         MINNEAPOLIS (April 5, 2002)--FSI International, Inc. (Nasdaq: FSII) announced today that it has completed the sale in a private placement of 3.1 million shares of newly issued common stock to institutional investors. The purchase price was $9.50 per share and resulted in gross proceeds of approximately $29.6 million. The shares of common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement. The Company expects to file a registration statement on Form S-3 in connection with this private placement within the next 10 days.

         The Company intends to use the net proceeds from this private placement for general corporate purposes, including working capital, possible acquisitions of businesses, products or technologies, particularly those that are complementary to the Company's Surface Conditioning Business.* Pending such uses, the Company intends to invest the net proceeds in short-term, interest-bearing, investment grade securities.


ABOUT FSI

         FSI International, Inc. is a leading global supplier of processing equipment used at key production steps to manufacture microelectronics. The Company develops, manufactures, markets and supports products used in the technology areas of surface conditioning and microlithography. FSI International's customers include microelectronics manufacturers located throughout North America, Europe, Japan and the Asia-Pacific region.

         Additional information on FSI International, Inc. can be obtained by accessing its homepage at http://www.fsi-intl.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

         Statements in this press release regarding FSI International's plans for the use of net proceeds from the sale of 3.1 million shares of newly issued common stock are "forward-looking" statements that involve risks and uncertainties. Such forward-looking statements are marked with an asterisk (*). Factors that could cause or contribute to such risks and uncertainties include, but are not limited to, those discussed in the Risk Factors Section included in FSI International's Annual Report on Form 10-K for the for the fiscal year ended August 25, 2001 and FSI International's Quarterly Report on Form 10-Q for the quarter ended February 23, 2002. The Company assumes no duty to update the information in this press release.